EX-99.a.2.i

CERTIFICATE OF AMENDEDMENT TO THE

CERTIFICATE OF TRUST

OF

VOYAGEUR INSURED FUNDS

(a Delaware Statutory Trust)

The undersigned certifies that:

1.	The name of the statutory trust is VOYAGEUR INSURED FUNDS (the “Trust”).

2.	Section 1 of the Certificate of Trust of the Trust is hereby amended and restated in its entirety to read as follows.

NAME: The name of the statutory trust is “NOMURA ETF TRUST II.”

3.	This Certificate of Amendment to the Certificate of Trust of the Trust (the “Amendment”) shall become effective upon filing.

4.	This Amendment is made pursuant to the authority granted to the trustee of the Trust under Section 3810(b) of the Delaware Statutory Trust Act.

IN WITNESS WHEREOF, the Trustee named below does hereby execute this Amendment as of this 15th day of May, 2026.

/s/ Shawn K. Lytle
Shawn K. Lytle
Trustee and President